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Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
April 2, 2003	Kimo Esplin (801) 584-5700

HUNTSMAN INTERNATIONAL TO ISSUE SENIOR NOTES

        Salt Lake City, UT—Huntsman International LLC today announced that it intends to issue approximately $150 million in aggregate principal amount of Senior Notes due 2009, in a private placement under rule 144A of the Securities Act of 1933. The proceeds from the offering will be used to repay indebtedness outstanding under the Company's senior secured term loan and revolving credit facilities.

        The Senior Notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and may also be offered to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the Senior Notes will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

        This announcement does not and will not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        This announcement is being issued pursuant to and in accordance with rule 135c under the Securities Act of 1933. Moreover, this announcement is being issued to be consistent with the Securities and Exchange Commission's "Fair Disclosure" rules and in advance of presentation to potential investors.

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        Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Huntsman International LLC's management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations. Factors that could cause actual results to differ from expectations are included in Huntsman International LLC's latest annual report on form 10-K, which is available upon request.

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  Exhibit 99.1